Exhibit 99.1

World Fuel Services Corporation Declares Regular Quarterly Cash Dividend

MIAMI--(BUSINESS WIRE)--December 3, 2009--World Fuel Services Corporation (NYSE:INT) announced today that its board of directors has declared a quarterly cash dividend of $0.0375 per share payable on January 6, 2010 to shareholders of record on December 18, 2009. The dividend amount reflects the Company's previously announced two-for-one stock split of its common stock, which will be payable on or about December 7, 2009 to shareholders of record on November 30, 2009.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a global leader in the marketing and sale of marine, aviation and land fuel products, as well as related services. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in more than 190 countries, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 44 strategically located global offices (including satellite offices), World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit http://www.wfscorp.com.

CONTACT:
World Fuel Services Corporation, Miami
Ira M. Birns, Executive Vice President & Chief Financial Officer
or
Francis X. Shea, Executive Vice President & Chief Risk and Administrative Officer, 305-428-8000